Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

ROPER INDUSTRIES, INC.

     ROPER INDUSTRIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

     FIRST:     That the name of the corporation is Roper Industries, Inc.

     SECOND:     That the Certificate of Incorporation was initially filed under the name Dexter Holdings, Inc. with the Secretary of State of the State of Delaware on December 17, 1981, and filed a Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) with the Delaware Secretary of State on May 9, 1996, which has been subsequently amended on March 12, 1997, June 14, 2005 and July 12, 2006.

     THIRD:     That this Certificate of Amendment to the Restated Certificate of Incorporation amends certain provisions of Article FOURTH as set forth below, which amendment was duly adopted by the Board of Directors of the Corporation, was declared advisable by the Board of Directors, and was approved at a duly called annual meeting of the stockholders of the Corporation pursuant to Sections 222 and 242 of the Delaware General Corporation Law.

     FOURTH:     That the number of shares of common stock that the Corporation is authorized to issue shall be increased from 160,000,000 to 350,000,000, such that the Corporation shall be authorized to issue, following the filing of this Certificate of Amendment, 350,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of Preferred Stock, par value $0.01 per share.

     The undersigned, in his capacity as the duly elected Secretary of the Corporation, do on behalf of the Corporation, make this Amendment to the Restated Certificate of Incorporation, hereby declaring and certifying, under penalties of perjury, that this is the act and deed of the Corporation and that the facts herein stated are true, and accordingly have hereunto set my hand this 7th day of June, 2007.

/s David B. Liner
Name: David B. Liner

Title: Vice President, General Counsel &
Secretary